STRATOSPHERE LEASING, LLC
100 South Bedford Road
Mount Kisco, NY 10549
(914) 242-7700

By Federal Express
March 20, 2003

Mr. Paul Gastwirth
Fastraxx Las Vegas Indoor Carting, LLC
2251 N. Rampart Boulevard
Las Vegas, NV 89128

Re: Funding of Construction Account under Lease dated March 20, 2003 (the 'Lease") between Stratosphere Leasing, LLC ("Landlord") and
Fastraxx Las Vegas Indoor Karting LLC ("Tenant")

Dear Paul:
Supplementing the provisions of the Lease and notwithstanding anything to the contrary contained therein, as a condition to and as a material inducement for Landlord's execution and delivery of the Lease, Tenant hereby agrees that the Construction Account (as such term is defined in Section 3.3E of the Lease) will be fully funded on or before June 20, 2003, time being of the essence. If Tenant fails to fund the Construction Account by such date, Landlord, at any time thereafter, may terminate this Lease on ten (10) days notice to Tenant. If Tenant fails to fund the Construction Account within such ten (10) day period, the Lease shall automatically terminate and be null and void and the parties shall have no further obligations thereunder except for Tenant's obligations (i) under Section 3.3C to restore the Premises (as defined in the Lease), (ii) under Section 10.3 regarding payment of Tenant's liens and (iii) Section 11.6 regarding indemnification.



Paul Gastwirth
March 20, 2003
Page 2 of 2

Please sign and return two originals of this letter to the undersigned to indicate your agreement with the terms of this letter.

Very truly yours,
STRATOSPHERE LEASING, LLC
Albo J. Antenucci, Jr.
President

ACCEPTED AND AGREED TO:
Fastraxx Las Vegas Indoor Karting, LLC
_______________________________
By: Paul Gastwirth
Managing Member


By Federal Express
June 20, 2003

Mr. Paul Gastwirth
Fastraxx Las Vegas Indoor Karting LLC
2251 N. Rampart Boulevard
Las Vegas, NV 89128

Re: Lease dated March 20, 2003 (the "Lease") between Stratosphere
Leasing, LLC ("Landlord") and Fastraxx Las Vegas Indoor Karting LLC
("Tenant")

Dear Paul:
By letter dated March 20, 2003, the Tenant agreed that notwithstanding anything to the contrary contained in the Lease, as a condition to and as a material inducement for Landlord's execution and delivery of the Lease, the Construction Account (as such term is defined in Section 3.3E of the Lease) would be fully funded on or before June 30, 2003. Tenant thereafter requested an extension until September 19, 2003 (the "Funding Date") for funding the Construction Account. Tenant has now requested a third extension of the Funding Date to December 31, 2003.
Landlord has agreed to the third extension on the following terms and conditions contained in this letter:

By the close of business on June 23, 2003 Tenant shall have obtained a bridge loan of not less tan $250,000 from Mark Binder or an affiliate of Mark Binder to pay for all Tenant's existing debts, including future design fees which will be due to Karting Concept Company ("KCC"). All debts outstanding as of the date hereof shall be paid within 2 days after closing of the bridge loan.

If Tenant fails to comply with the provisions of this letter, time being of the essence, Landlord, at any time thereafter, may terminate the Lease on five (5) days notice to Tenant. If Tenant fails to comply with the terms of this letter within such five (5) day period, the Lease shall automatically terminate and be null and void and the parties shall have no further obligations thereunder except for Tenant's obligations (i) under Section 3.3C to restore the Premises (as defined in the Lease),
(ii) under Section 10.3 regarding payment of Tenant's liens and (iii)
Section 11.6 regarding indemnification.

Paul Gastwirth
June 20, 2003
Page 2 of 2

Please sign and return two originals of this letter to the undersigned to indicate your agreement with the terms of this letter.

Very truly yours,
STRATOSPHERE LEASING, LLC
Albo J. Antenucci, Jr.
President

ACCEPTED AND AGREED TO:
Fastraxx Las Vegas Indoor Karting LLC
_______________________________
By: Paul Gastwirth
Managing Member


By Federal Express
October 10, 2003

Mr. Paul Gastwirth
Fastraxx Las Vegas Indoor Karting LLC
2251 N. Rampart Boulevard
Las Vegas, NV 89128

Re: Lease dated March 20, 2003 (the "Lease") between Stratosphere
Leasing, LLC ("Landlord") and Fastraxx Las Vegas Indoor Karting LLC
("Tenant")

Dear Paul:
By letter dated March 20, 2003, the Tenant agreed that notwithstanding anything to the contrary contained in the Lease, as a condition to and as a material inducement for Landlord's execution and delivery of the Lease, the Construction Account (as such term is defined in Section 3.3E of the Lease) would be fully funded on or before June 30, 2003. Tenant thereafter requested an extension until September 19, 2003 (the "Funding Date") for funding the Construction Account. Tenant has now requested a third extension of the Funding Date to December 31, 2003. Landlord has agreed to the third extension on the following terms and conditions contained in this letter:

By the close of business on December 31, 2003 Tenant shall have obtained a building permit to construct the Project under the terms of the Lease and shall have funded the Construction Account.

If Tenant fails to comply with the provisions of this letter, time being of the essence, Landlord, at any time thereafter, may terminate the Lease on five (5) days notice to Tenant. If Tenant fails to comply with the terms of this letter within such five (5) day period, the Lease shall automatically terminate and be null and void and the parties shall have no further obligations thereunder except for Tenant's obligations (i) under Section 3.3C to restore the Premises (as defined in the Lease),
(ii) under Section 10.3 regarding payment of Tenant's liens and (iii)
Section 11.6 regarding indemnification.

Paul Gastwirth
October 10, 2003
Page 2 of 2

Please sign and return two originals of this letter to the undersigned to indicate your agreement with the terms of this letter.

Very truly yours,
STRATOSPHERE LEASING, LLC
Denise Barton

ACCEPTED AND AGREED TO:
Fastraxx Las Vegas Indoor Karting LLC
_______________________________
By: Paul Gastwirth
Managing Member

By Federal Express
December 30, 2003

Mr. Paul Gastwirth
Fastraxx Las Vegas Indoor Karting LLC
2251 N. Rampart Boulevard
Las Vegas, NV 89128

Re: Lease dated March 20, 2003 (the "Lease") between Stratosphere
Leasing, LLC ("Landlord") and Fastraxx Las Vegas Indoor Karting LLC
("Tenant");
Fourth Extension

Dear Paul:
By letter dated March 20, 2003, the Tenant agreed that notwithstanding anything to the contrary contained in the Lease, as a condition to and as a material inducement for Landlord's execution and delivery of the Lease, the Construction Account (as such term is defined in Section 3.3E of the Lease) would be fully funded on or before June 30, 2003. Tenant thereafter requested an extension until September 19, 2003 (the "Funding Date") for funding the Construction Account. Tenant received an third extension of the Funding Date to December 31, 2003 by letter dated October 10, 2003. Tenant has now requested a fourth extension of the Funding Date to February 15, 2004. Landlord has agreed to the fourth extension on the following terms and conditions contained in this letter:

By the close of business on February 15, 2004 Tenant shall have obtained a building permit to construct the Project under the terms of the Lease and shall have funded the Construction Account.

If Tenant fails to comply with the provisions of this letter, time being of the essence, Landlord, at any time thereafter, may terminate the Lease on five (5) days notice to Tenant. If Tenant fails to comply with the terms of this letter within such five (5) day period, the Lease shall automatically terminate and be null and void and the parties shall have no further obligations thereunder except for Tenant's obligations
(i) under Section 3.3C to restore the Premises (as defined in the Lease),
(ii) under Section 10.3 regarding payment of Tenant's liens and (iii)
Section 11.6 regarding indemnification.

Paul Gastwirth
December 30, 2003
Page 2 of 2

Please sign and return two originals of this letter to the undersigned to indicate your agreement with the terms of this letter.

Very truly yours,
STRATOSPHERE LEASING, LLC
Bobby Ray Harris

ACCEPTED AND AGREED TO:
Fastraxx Las Vegas Indoor Karting LLC
_______________________________
By: Paul Gastwirth
Managing Member


Exhibit 10 (b)

LETTER OF INTENT

October 22, 2003

The parties, listed below, hereby execute this Letter of Intent:

The Kart Store Inc.  		and 	Bowman Leisure Karts Ltd.
2251 N. Rampart Blvd., Ste. 323		Laburnham Farm,
Las Vegas, NV				Chiltern Green Road,
					Peters Green
					Bedfordshire LU2 9PW UK

The parties have agreed to pursue an arrangement whereby The Kart Store Inc. ("KS") will acquire the exclusive marketing, sales, assembly and manufacturing rights to Bowman Leisure Karts Ltd. ("BK") products.

The parties agree to negotiate in good faith always keeping in mind that the benefits to the shareholders of both companies are foremost.

Initial agreement is hereby confirmed that both parties wish to accomplish the agreement in the quickest possible manner and will use their best efforts to accomplish the due diligence in a timely manner.

Either party has the right to back out of negotiations at any time without cause until the time that the desired transaction is closed.

We agree on this date to the terms stated above.

For The Kart Store Inc.			For Bowman Leisure Karts Ltd.

_____________________________		__________________________
Victor Hollman, President		Victor Hollman, Managing Dir.



Exhibit 10 (c)

LETTER OF INTENT

October 22, 2003

The parties, listed below, hereby execute this Letter of Intent:

Karting International Inc.  and 	Super Sport International Ltd.
2251 N. Rampart Blvd., Ste. 323		PO Box 296
Las Vegas, NV				Hereford, HR1 4YJ, UK

The parties have agreed to pursue an arrangement whereby Karting
International Inc. ("KTGI") will purchase 100% of Super Sport
International Ltd. ("SSI").

The parties agree to negotiate in good faith always keeping in mind that the benefits to the shareholders of both companies are foremost.

Initial agreement is hereby confirmed that both parties wish to accomplish the transaction in the quickest possible manner and will use their best efforts to accomplish the due diligence in a timely manner.

Both parties understand that an audit is required of both companies' financial matters and agree to cause the audits to be done as soon as possible.

Either party has the right to back out of negotiations at any time without cause until the time that the desired transaction is closed.

We agree on this date to the terms stated above.

For Karting International Inc.		For Super Sport International Ltd.


_____________________________		__________________________
Paul Gastwirth, President		David Hutchinson, Managing Dir.


Exhibit 10 (d)

Fastraxx Las Vegas Indoor Karting LLC
Att: Geoffrey Levy, Founding Member
2251 N. Rampart Blvd. #323
Las Vegas, NV 89128

Re: Consulting Retainer Agreement
Research, Viability,
Implementation of an Indoor Karting Facility in Las Vegas, NV

Dear Mr. Geoffrey Levy:
The purpose of this retainer agreement is to memorialize the arrangement that was created on November 27, 2001, between you and our firm. Now that you have created a formal entity, Fastraxx Las Vegas Indoor Karting LLC ("Fastraxx"), we have agreed to create this consulting retainer agreement between Fastraxx and IGFS Ltd. ("IGFS") for services performed to date and for future services.
This will confirm our consulting retainer agreement whereby Fastraxx has hired IGFS to perform all necessary services required to establish an indoor karting facility in Las Vegas, NV, starting with the idea and continuing through the research, due diligence, fund raising, building or lease acquisition and ending with the opening of the facility.
Based on the understanding that FasTraxx is not yet capitalized, IGFS has agreed to accept a monthly consulting retainer amount of $30,000 all inclusive to be accrued each month from November 27, 2001, and continuing indefinitely until a Fastraxx facility opens in Las Vegas, NV. Upon
Fastraxx receiving adequate funding, Fastraxx agrees to pay all amounts in arrears and to continue paying the consulting retainer on a current basis. It is understood that this monthly consulting retainer includes all services and expenses and no substantiation of costs, time, etc., shall be provided. However, please be assured that all necessary energy and expenses will be made on behalf of this project by IGFS.
In return for IGFS' efforts on Fastraxx' behalf, in addition to the monthly consulting retainer fee to be earned by IGFS, IGFS or its nominee shall also receive 4.9% ownership in either Fastraxx or any public company that Fastraxx merges into or is acquired by prior to the opening of the Las Vegas facility. Please acknowledge your agreement with this formal consulting retainer agreement by signing appropriately below.

Sincerely,

For and on behalf of
IGFS Ltd.

by________________________________
    Paul Gastwirth, Its President

I, Geoffrey Levy as a Founding Member of Fastraxx Las Vegas Indoor Karting LLC have read and understand the above consulting retainer letter, have received a copy, and for and on behalf of Fastraxx Las Vegas Indoor Karting LLC accept all of its terms:

Accepted and Agreed To on July 23, 2002:
_____________________________
Geoffrey Levy as Founding Member


Exhibit 10 (e)

This Employment Agreement is effective April 16, 2003, ("Effective Date") between Paul Gastwirth, ("Employee"), an individual, and Fastraxx Las Vegas Indoor Karting LLC, a Nevada Limited Liability Company with an office in
Las Vegas, Nevada  (FASTRAXX).

Whereas:

A. FASTRAXX and the Employee wish to ensure that the Company will receive the benefit of the Employee's loyalty and service.
B. In Order to ensure that the company receives the benefit of Employee's loyalty and service, the parties desire to enter into this formal Employment Agreement to provide Employee with appropriate compensation arrangements and to assure Employee of stable employment.


Now, therefore, in consideration of the premises, promises and mutual covenants herein contained, the parties agree as follows:

1.	Effective the Effective Date of this Agreement, the Company engages the "Employee" and "Employee" agrees to accept engagement as Chief Executive Officer of Fastraxx as follows:

(i) Employee's principal duties shall be those of strategic planning, investor relations, fund raising and corporate development.
(ii) Employee accepts the responsibilities of Chief Executive Officer of
FASTRAXX.   Employee is subject to the superior authority and supervision of the LLC Manager and shall report to the LLC Manager as required by customary business practice and as specified from time to time by the LLC Manager. Employee shall have such authority and discretion in the conduct of the company's business that customarily falls within the scope of the duties of a Chief Operating Officer or as may be specifically delegated by the LLC Manager.

2.	Time and Effort:  As long as FASTRAXX is current in its
compensation obligations to Employee and can reasonably be expected to remain so, Employee shall devote the necessary utilization of time, subject to reasonable vacation periods as specified by Section 11 of this Agreement, to the management of FASTRAXX's business affairs, the implementation of its strategic plan as determined by the LLC Managerand the fulfillment of his duties and responsibilities as the Company's
Executive Officer.   Employee reserves the right to accept other consulting,
personal business, investment and management duties as Employee may find necessary and appropriate during such times that the Company is in arrears on in default of its obligations for monthly and annual compensation provided, however, that during such times he shall nevertheless manage his time to allow for the performance of his duties as Chief Executive Officer with such other activities fully disclosed in writing to FASTRAXX.

3	FASTRAXX's Authority: Employee agrees to comply with FASTRAXX's
Policies and Procedures as adopted by the Company's LLC Manager regarding the performance of his duties and to carry out and perform those policies and procedures with respect to his engagement. Employee shall promptly notify FASTRAXX's COO and LLC Manager of any objection he has to the LLC Manager's directives and the reasons for such objection.

4.	Non Competition and Confidentiality:  Employee shall not, during his employment and within two years after the termination of this Agreement, without FASTRAXX's express written authorization, divulge to any person or entity, any proprietary information related to the business activity of the Company, including but not limited to the business developments, operational procedures held by FASTRAXX, technical developments, plans, acquisitions or
activities.   Employee represents and warrants that his performance of
service and duties shall not constitute a breach of any obligation that he ay have to any third party.

5	Term of Agreement: This employment agreement shall be effective as of the Effective Date and shall terminate five years from the Effective Date.

6.	Compensation: During the term of this Agreement, FASTRAXX shall pay the following compensation to the Employee (subject to any bonus payments or adjustments based on performance criteria established by the LLC Manager).
* The Company shall pay Employee a salary of $8,250 a calendar month of service.

7.	Fringe Benefits: Employee shall be entitled to all fringe benefits which FASTRAXX or its subsidiaries may make available from time to time for its executive officers who are employees. FASTRAXX shall provide Employee with medical and dental group insurance coverage or reimbursement for the
cost thereof for Employee and his dependents.   This coverage shall begin
on the Effective Date and shall continue throughout the term of this Agreement.

8.	Office and Staff:  In order to enable Employee to discharge his obligations and duties pursuant to this Agreement, FASTRAXX agrees that it shall provide suitable office space for Employee in the Las Vegas Area, together with all necessary and appropriate supporting staff and secretarial assistance, equipment, stationery, books and supplies.

9	Reimbursement of Expenses: FASTRAXX will reimburse Employee for all reasonable travel, mobile telephone, promotional and entertainment expenses incurred in conjunction with the performance of Employee's duties hereunder, and subject to Section 10 of this agreement with respect to Automobile Expenses. FASTRAXX will provide Employee with an expense advance to cover any travel expenses associated with his duties, with this advance reconciled against duly documented travel expenses or returned to FASTRAXX after completion of the required travel. Employee's reimbursable expenses shall be paid promptly by FASTRAXX on presentation by Employee of an itemized and duly documented report of such expenses. All compensation provided in Sections 6, 7, 9 and 10 (if it is legally defined as compensation and not the direct expense of the duties of the Employee) shall be subject to customary withholding tax and other employment taxes, to the extent required by law.

10.	Automobile:  FASTRAXX shall pay Employee a fixed amount equal to
$1,200 per month on the last day of each month during the term of this Agreement as reimbursement to the Employee on a non-accountable basis for all expenses incurred by the Employee for the use of his automobile for FASTRAXX business purposes, including but not limited to depreciation, repairs, maintenance, gasoline and insurance. Employee shall not be entitled to any other reimbursement for the use of his vehicle for business purposes.

11.	Vacation: Employee shall be entitled to four weeks of paid
vacation per year or pro rata portion of each year of service by Employee under this Agreement. The Employee shall be entitled to the holidays provided in FASTRAXX's established corporate policy for employees.

12.	Rights In and To Innovations, Inventions and Patents:

	12.1	Description of Parties'Rights: The Employee agrees that,
	with respect to any innovations, inventions and patents made by him or FASTRAXX during the Term of this Agreement, solely or jointly with others, (i) which are made with FASTRAXX's equipment, supplies, facilities, trade secrets or time, or (ii) which relate to the specific business (most particularly to the indoor karting racing business conducted by FASTRAXX) or FASTRAXX's actual or demonstrably anticipated research or development, or (iii) which result from any work performed by the Employee for FASTRAXX, such innovations, inventions and patents shall belong to FASTRAXX.
	The Employee also agrees that FASTRAXX shall have the right to keep such innovations, inventions and patents as trade secrets, if FASTRAXX chooses.

	12.2	Disclosure Requirements: For the purpose of this Agreement,
	an innovation, invention or patent is deemed to have been made
	during 	the term of this Agreement if, during such period, the
	innovation, 	invention or patent was conceived of and first
	actually reduced to 	practice.  The Employee agrees that any
	patent application filed within one year after termination of his employment, if it is directly or exclusively related to the business of indoor karting, shall be presumed to be related to an
	innovation or invention made 	during the term of this Agreement
	unless he can provide evidence to the contrary.  In order to
	permit FASTRAXX to claim rights to which it may be entitled, the
	Employee agrees to disclose to FASTRAXX, in 	confidence, all
	innovations, inventions and patents which the Employee makes during the term of this Agreement and all patent applications filed by the Employee within one year after termination of this Agreement.

13.	Arbitration: Any disputes arising under this Agreement will be resolved in accordance with the rules of the American Arbitration Association as they apply in the County of Clark, State of Nevada.
The decision of the Arbitrators shall be binding on all parties to this Agreement.

14.	Termination: This Agreement may be terminated in the following manner and not otherwise:

	14.1	Mutual Agreement: This Agreement may be terminated by the
	written agreement of FASTRAXX and the Employee.

	14.2	Voluntary Termination:  Employee reserves the right, as
	his option and in his sole discretion, to terminate this Agreement and all obligations therein, subject to the obligation to provide one hundred twenty days advance notification and cooperation as may
	be 	required in training the person or persons selected to carry
	forth 	his duties after termination.

	14.3	Termination by Employee for Breach:  Employee may, at his
	option and in his sole discretion, terminate this Agreement for
	(i) the material breach of FASTRAXX of the terms of this Agreement, or (ii) any material change by FASTRAXX in the working environment or conditions of the Employee, or any material change in the duties or authority of the Employee under this Agreement.

14.4	Termination by the Company for Breach:  FASTRAXX may terminate this
	Agreement in the event that Employee commits gross negligence in the performance of his duties under this Agreement or breaches his fiduciary duty to FASTRAXX, to the LLC Manager or to FASTRAXX's owners; provided, however, that in the event the termination is to be by reason of Employee's gross negligence, FASTRAXX shall give Employee written notice of specific instances for the basis of any termination of this Agreement by FASTRAXX pursuant to this section. Employee shall have a period of 30 days after said notice in which to cease and correct the alleged gross negligence before FASTRAXX may terminate this agreement. If Employee ceases to commit and corrects the alleged gross negligence within said 30 day period, FASTRAXX may not terminate this Agreement pursuant to this section. Otherwise, FASTRAXX may terminate this Agreement immediately upon a second notification to Employee.

	14.5	Termination Upon Death: This Agreement shall terminate upon
	the death of the Employee.

	14.6	Termination Upon the Disability of the Employee: This
	Agreement shall terminate upon the disability of the Employee. As used in the previous sentence, the term "disability" shall mean the Employee's inability to effectively discharge Employee's duties and responsibilities for a continuous period of not less than six months during any calendar year. Any physical or mental disability which does not prevent employee from effectively discharging his duties and responsibilities in accordance with usual standards of conduct as determined by FASTRAXX in its reasonable opinion shall not constitute a disability under this Agreement.

	14.7	Termination due to a Change of Control of FASTRAXX:  If
	this Agreement is terminated due to a change of control of FASTRAXX, FASTRAXX shall immediately pay Employee an amount equal to the sum of Employee's annual salary and benefits that would be payable to him during the year following the date of termination. Further, Employee's unvested ownership options, if any, shall immediately become vested, and Employee shall be entitled to exercise all vested ownership options during the three months following such termination. It is specifically agreed that in such event Employee shall have no duty to mitigate his damages by seeking comparable, inferior or different employment.

15.	Improper Termination:  If this Agreement is terminated by FASTRAXX in any manner except specifically in accordance with Section 14.1, 14.4 or
14.7 of this Agreement, then (i) FASTRAXX shall immediately pay to the Employee an amount equal to the sum of Employee's annual salary and benefits that would be payable to him during the year following the date of termination. Further, Employee's unvested ownership options shall immediately become vested, and Employee shall be entitled to exercise all vested ownership options during the three months following such termination. It is specifically agreed that in such event Employee shall have no duty to mitigate his damages by seeking comparable, inferior or different employment.

16.	Indemnification of Employee: Pursuant to the provisions and subject to the limitations of the Nevada Law, FASTRAXX shall indemnify and hold Employee harmless as provided in Sections 16.1, 16.2 and 16.3 of this Agreement. FASTRAXX shall, upon the request of the Employee, assume the defense and directly bear all of the expense of any action or proceedings, which may arise for which Employee is entitled to indemnification pursuant to this Section.

	16.1	Indemnification of Employee for Actions by Third Parties:
	FASTRAXX hereby agrees to indemnify and hold Employee harmless from any liability, claims, fines, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorney's fees and costs actually incurred by him as they are incurred, as a result of Employee being made at any time a party to, or being threatened to be made a party to, any proceeding (other than action by or in the right of FASTRAXX, which is addressed in
	16.2 of this Agreement), relating to actions Employee takes within the scope of his employment as the Chief Executive Officer of FASTRAXX or in his role as a member of the Company, provided that Employee acted in good faith and in a manner he reasonably believed to be in the best interest of FASTRAXX and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

	16.2	Indemnification of Employee for Actions in the Right of
	FASTRAXX: FASTRAXX hereby agrees to indemnify and hold Employee harmless from any liability, claims, damages, losses, expenses, judgments, or settlements actually incurred by him, including but not limited to reasonable attorney's fees and costs actually incurred by him as they are incurred, as a result of Employee being made a party to, or being threatened to be made a party to, any proceeding by or in the right of FASTRAXX to procure a judgment in its favor by reason of any action taken by Employee as an officer, director of agent of FASTRAXX, provided that Employee acted in good faith in a manner he reasonably believed to be in the best interests of FASTRAXX and its owners, and provided further, that no indemnification by FASTRAXX shall be required pursuant to this section 16.2 (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law, (ii) for acts or omissions that Employee believed to be contrary to the best interests of FASTRAXX or its owners or that involve the absence of good faith on the part of the Employee, (iii) for any transaction from which Employee derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard by Employee of his duties to FASTRAXX or its owners in circumstances in which Employee was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to FASTRAXX or its owners, (v)) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of Employee's duties to the company or its owners, of
	(vi) for any other act of Employee for which Employee is not permitted to be indemnified under the Nevada Law. Furthermore, FASTRAXX has no obligation to indemnify Employee pursuant to this Section 16.2 in any of the following Circumstances:

		A. In respect to any claim, issue or matter as to which Employee is adjudged to be liable to FASTRAXX in the performance of his duties to FASTRAXX and its owners, unless and only to the extent that the court in which such action was brought determines upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for the expenses and then only in the amount that the court shall determine.

		B. For amounts paid in settling or otherwise disposing of a threatened or pending action without court approval.

		C. For expenses incurred in defending a threatened or pending action, which is settled or otherwise disposed of without court approval.

	16.3	Reimbursement: In the event that it is determined that
	Employee is not entitled to indemnification by FASTRAXX pursuant to Sections 16.1 or 16.2 of this Agreement, then Employee is obligated to reimburse FASTRAXX for all amounts paid by FASTRAXX on behalf of Employee pursuant to the indemnification provisions of this Agreement. In the event that the Employee is successful on the merits in the defense of any proceeding referred to in Sections 16.1 of 16.2 of this Agreement, or any related claim, issue or matter, then FASTRAXX will indemnify and hold Employee harmless from all fees, costs and expenses actually incurred by him in connection with the defense of any such proceeding, claim, issue or matter.

17.	Assignability of Benefits: Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by FASTRAXX. Payment provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against the Employee, nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder, provided that any ownership issued by FASTRAXX to the Employee pursuant to this Agreement shall not be subject to Section 17 of this Agreement.

18.	Director's and Officer's Liability Insurance: FASTRAXX will utilize its best efforts in good faith to purchase director's and officer's liability insurance for the officers and directors of FASTRAXX, which would include the same coverage for Employee.

19.	Notice: Except as otherwise specifically provided, any notices to be given hereunder shall be deemed given upon personal delivery, air courier or mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (of to such other address or addresses as shall be specified in any notice given):

In the Case of FASTRAXX:

Fastraxx
2251 N. Rampart Blvd. #323
Las Vegas, Nevada 89128
Attn: The Board of Directors

In the Case of Employee:
Paul Gastwirth
2251 N. Rampart Blvd. #323
Las Vegas, NV 89128

20.	Attorney's Fees: In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the non - prevailing party for all reasonable attorney's fees and all other costs incurred in commencing or defending such suit.

21.	Entire Agreement: This Agreement embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth by a writing signed by duly authorized representatives of all of the parties hereto.

22.	No Oral Change Amendment: This agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought. This Agreement may be amended only in writing by the mutual consent of the parties.

23.	Severability: In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

24.	Applicable Law: This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of Nevada, and venue for any action or proceedings brought with respect to this Agreement shall be the County of Clark, in the State of Nevada.

25.	Successors and Assignees: Each covenant and condition of this
Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assignees and successors in interest. Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to FASTRAXX whether by merger, reorganization or otherwise.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


COMPANY:	Fastraxx Las Vegas Indoor Karting LLC
				A Nevada Limited Liability Company

				By:

				___________________________
				Member Manager, Geoffrey Levy



EMPLOYEE:			Paul Gastwirth



				______________________________
				Employee